Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 210,810,467.66		$ 32,275.08
	Total Transaction Valuation:	$ 210,810,467.66
	Total Fees Due for Filing:			$ 32,275.08
	Total Fees Previously Paid:			$ 32,275.08
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2025, of $23.14. This amount is based upon the offer to purchase up to 9,110,219 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund. The fee of $32,275.08 was paid in connection with the filing of the Schedule TO-I by Oaktree Strategic Credit Fund (File No. 005-93598) on August 15, 2025. (2) Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A